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PRESS RELEASE

October 8, 2013

Arrowhead Completes Enrollment in Phase 1 Study of ARC-520 for the Treatment of Chronic Hepatitis B

- Safety and tolerability support advancement of ARC-520 into Phase 2a

PASADENA, Calif. — October 8, 2013 — Arrowhead Research Corporation (NASDAQ: ARWR), a biopharmaceutical company developing targeted RNAi therapeutics, today announced that it completed enrollment in a Phase 1 clinical trial of ARC-520, its RNAi-based candidate against chronic hepatitis B virus infection. Initial data indicate that ARC-520 is generally safe and well tolerated at all six dose levels studied, enabling the company to proceed with plans to initiate a Phase 2a pilot efficacy study in chronic HBV patients.

“We are very pleased with these results and the pace at which we were able to complete the Phase 1 study. This positive readout on safety and tolerability of ARC-520 and the Dynamic Polyconjugate (DPC) delivery platform has broad implications for Arrowhead. It gives us additional confidence as we move into an upcoming Phase 2a study and we believe it represents a key de-risking event for expanding our pipeline of RNAi therapeutics based on the DPC platform,” said Christopher Anzalone, Ph.D., President and Chief Executive Officer.

The Phase 1 trial was designed to characterize the safety profile of ARC-520 across a range of doses and evaluate pharmacokinetics. It is a single-center, randomized, double-blind, placebo-controlled, single dose-escalation, first-in-human study of ARC-520 administered intravenously to healthy adult volunteers. All subjects have been dosed and received either placebo or ARC-520 in doses ranging from 0.01 mg/kg to 2 mg/kg.

The study was planned to enroll 36 subjects in six cohorts of six subjects each, with 2 subjects receiving placebo and 4 receiving ARC-520. The study successfully enrolled all 36 subjects (24 received ARC-520, 12 placebo) at a single center in Melbourne, Australia. All subjects received their full, assigned dose and there were no discontinuations for adverse events or otherwise.

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Based on pre-clinical studies, including GLP toxicology, it is expected that if any clinically significant or dose-limiting toxicities were to occur, they would be observed within the first 24-48 hours after administration, and would be apparent in elevations in blood chemistries. The anticipated organs of interest for potential toxicity and the resultant chemistries are liver (ALT), kidney (creatinine, urea), and muscle (CK, AST, LDH, Troponin I). In this Phase 1 study, laboratory results have not indicated any organ toxicity involving the liver, kidney, or muscle in any subject.

There have been no serious or severe adverse events reported in any subject. Overall, adverse events have been consistent with those typically seen in normal volunteer studies, including in placebo subjects. The most common events reported were upper respiratory infection (7), which were not unexpected as the trial was enrolled during the Australian winter, and headache (7). The only other events reported in more than one subject were mild lightheadedness (2), which were not accompanied by any changes in vital signs, laboratories or physical examinations. One subject developed an urticarial rash with no other physical findings, and was treated successfully with anti-histamine. Adverse events appear to have been randomly scattered across all six dosing groups with no apparent dose-related increases in occurrence rate or severity with the possible exception of mild lightheadedness. Both subjects with mild lightheadedness were in the 2 mg/kg group. Laboratory abnormalities have occurred sporadically across groups and time points pre- and post-dosing. None of these indicate any organ toxicity and the frequency and severity do not appear to be dose-related.

The study remains blinded and follow-up is ongoing. Arrowhead intends to report additional data including pharmacokinetics and relative occurrence rates for adverse events in placebo and ARC-520 treatment groups at an appropriate venue when those data become available. The company plans to use the blinded analysis available now to move forward with a filing seeking approval to proceed with a Phase 2a trial in Hong Kong.

About ARC-520

Approximately 350 million people worldwide are chronically infected with the hepatitis B virus. Chronic HBV infection can lead to cirrhosis of the liver and is responsible for 80% of primary liver cancers globally. Arrowhead’s RNAi-based candidate ARC-520 is designed to treat chronic HBV infection by reducing the expression and release of new viral particles and key viral proteins. The goal is to achieve a functional cure, which is an immune clearant state characterized by hepatitis B s-antigen negative serum with or

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without sero-conversion. The siRNAs in ARC-520 intervene at the point of DNA transcription, upstream of where nucleotide and nucleoside analogues act. In transient and transgenic mouse models of HBV infection, a single co-injection of Arrowhead’s DPC delivery vehicle with cholesterol-conjugated siRNA targeting HBV sequences resulted in multi-log knockdown of HBV RNA, proteins and viral DNA with long duration of effect. In a chimpanzee chronically infected with HBV and high viremia and antigenemia, ARC-520 induced rapid reductions of 90-95% in HBV DNA, e-antigen, and s-antigen. Arrowhead has completed enrollment in a phase 1 single ascending dose study in normal volunteers, which the company expects to follow with a phase 2a study in chronic HBV patients.

About Arrowhead Research Corporation

Arrowhead Research Corporation is a biopharmaceutical company developing targeted RNAi therapeutics. The company is leveraging its proprietary drug delivery technologies to develop targeted drugs based on the RNA interference mechanism that efficiently silence disease-causing genes. Arrowhead technologies also enable partners to create peptide-drug conjugates that specifically home to cell types of interest while sparing off-target tissues. Arrowhead’s pipeline includes clinical programs in chronic hepatitis B virus and obesity and partner-based programs in oncology.

For more information please visit http://www.arrowheadresearch.com, or follow us on Twitter @ArrowRes. To be added to the Company’s email list to receive news directly, please send an email to ir@arrowres.com

Safe Harbor Statement under the Private Securities Litigation Reform Act:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including our ability to finance our operations, the future success of our scientific studies, our ability to successfully develop drug candidates, the timing for starting and completing clinical trials, rapid technological change in our markets, and the enforcement of our intellectual property rights. Arrowhead Research Corporation’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q discuss some of the important risk factors that may affect our business, results of operations and financial condition. We assume no obligation to update or revise forward-looking statements to reflect new events or circumstances.

Contacts:

Arrowhead Research Corporation

Vince Anzalone, CFA

626-304-3400

The Trout Group

Lauren Glaser

646-378-2972

ir@arrowres.com